CTG Quarterly Analysts' Conference Call

Quarter 3, 2003, October 14, 2003

Hosted by James Boldt, President and CEO, CTG and
Gregory Dearlove, Senior Vice President and CFO
James Boldt, Chairman and CEO:	Good morning, everyone. I want to thank you for joining us this morning for our 3rd quarter 2003 earnings conference call. Joining me is our CFO, Greg Dearlove. As to the form of the call this morning, Greg's going to begin with a review of our financial results. After his review, I'll talk about trends we saw in the 3rd quarter, and what we anticipate in the 4th quarter of the year. And then we'll open the call up for questions. Greg, would you start us off, please?
Gregory Dearlove, Senior Vice President and CFO:	Thank you, Jim, and good morning. Before we begin, I want to mention that statements made in the course of this conference call that state the company's or management's intentions, hopes, beliefs, expectations, and predictions in the future, are forward-looking statements. It's important to note that the company's actual results could differ materially from those projected. Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained in our press releases and from time to time in the company's SEC filings.
For the 3rd quarter of 2003, CTG's revenues were $61.1 million. Net income was $340,000 and net income per diluted share was $.02. The 3rd-quarter sequential decrease in revenue was in line with our expectations, and reflected one less billing day and the seasonal impact of increased vacations and holiday time. Our net income and diluted earnings per share came in at the high end of our guidance due to our continued attention to controlling costs in all aspects of our business. Our direct profit percentage declined to 26.8% in the 3rd quarter from 27.2% in the same period last year. However, our operating profits increased to 1.3% during the current quarter, up from .8% in the comparable period last year.
Excluding the impact of our accounting change in 2002, this is the 9th consecutive quarter that the company has reported profitability. SG&A decreased by over $800,000 in the 3rd quarter versus the same quarter last year, and approximated 25.5% of revenue, an improvement of almost 1 percentage point from last year. Revenues from IBM were $13.1 million in the 3rd quarter of 2003 versus $12.2 million in the 3rd quarter of 2002. Revenues from our European operations were $9.6 million in 2003 as compared to $8.9 million in last year's 3rd quarter.
On the balance sheet, our day sales outstanding in receivables decreased to 66 days from 67 days in the 2nd quarter of 2003, and from 68 days in the 3rd quarter of 2002. Long-term debt continued to decrease, dropping to 6.9 million as of September 26, 2003, down from $7.6 million at the end of our 2nd quarter, and $13.2 million from a year ago. This is the lowest level of debt that the company has had since the 1st quarter of 1999 when we acquired Elumen Solutions. We expect that long-term debt will continue to decrease during the 4th quarter of 2003.
Our cash flows reflected an increase in cash during the quarter of $961,000 after making $391,000 in capital acquisitions and recording depreciation expense of $838,000. Also, total employment in the 3rd quarter continued at 2700, of which approximately 85% were billable employees. Jim, that concludes my summary of the company's financial results for the 3rd quarter.
JB:	Thanks, Greg. In general, we're feeling better about our business and the market conditions than we have in some time. In the 3rd quarter, we once again saw strong demand from our strategic staffing business. This is the fifth quarter in a row that we have reported increased demand for staffing. Since August of 2002, we've added about 50% to the number of recruiters in our strategic staffing group. We did not add to recruiting in the 3rd quarter of the year, but given the demand that we're currently experiencing, we expect to add another 15% to that group's recruiting organization by year-end.
As to our solutions business, we think we are seeing the very first signs of a recovery in that area. We're talking to more customers about larger development and integration projects than we have in years. The vendor allowance project that our retail group started in the 3rd quarter of the year is a good example. It started with a small feasibility study in the 2nd quarter of the year, and we're now into the larger development phase of the project, which will take a little less than a year to complete.
I don't want to leave you with the impression that the floodgates are about to open ,and that there's going to be a massive amount of D&I work to do. It doesn't appear that it's going to happen that way. It does seem, however, that some of our customers are starting to feel more comfortable with their business outlook going forward, and they're beginning to look at larger, multi-year IT investments. We think that the recovery in development and integration work will probably occur a lot like the improvement in our staffing business, which did not rebound all at once, but rather has been getting progressively better each quarter.
We closed one new $5 million AMO in our health care practice during the 3rd quarter of the year, and we continue to engage in outsourcing discussions with a number of customers. As to our health care group, our business remains small. We continue to see a lot of opportunities for development and integration projects going forward. A newly-launched life sciences vertical is performing well. As we mentioned in our press release, we're working on 21 CFR Part 11 compliance work at several large pharmaceutical companies.
Our retail vertical is getting a good response from customers looking for vendor allowance and customer relationship management work. Revenue from our financial services vertical was stable in the last quarter.
As to business in Europe, business in Belgium continues to pick up. Luxembourg and the UK remain stable, and the Netherlands is the only remaining country in Europe where we have an excess bench issue. We changed our approach to managing the excess bench in Europe since our last call. After reducing the European bench to a more manageable level earlier in the year, we elected to try and place the remaining excess versus further layoffs. That approach has been [inaudible], but it'll take a considerable amount of time to get the remaining bench back to a normal level.
We therefore decided in the 3rd quarter of the year to lay off some of the staff that had been on the bench for all of this year, and the severance associated with those layoffs in the 3rd quarter of the year reduced earnings per share by approximately $.01. We plan to further reduce the bench in Europe in the 4th quarter of the year, and the cost to do so, which also approximates $.01 per diluted share, is reflected in our 4th quarter EPS guidance.
For the 4th quarter of 2003, we're forecasting revenues in the range of 63-65 million. While there are 66 billing days in the quarter, as is typical in the industry, we anticipate the normal slowdown during the holiday season. Given the revenue forecast, we expect earnings to be in the $.02-.04 per share range in the 4th quarter of the year.
As to the future, we continue to remain guardedly optimistic. Staffing demand has increased for five quarters now. We are seeing increased interest in AMOs, and the very first signs of a recovery in development and integration work. All in all, we believe that the worst of times are behind us.
With that, I'd like to open the call up for questions.
Rick D'Auteuil, Columbia Management:	Good morning. I wanted to get at the margins a little bit, and sort of the leverage to the model, and this probably includes your severance expense embedded in there. But it looks like the operating margins are fairly steady at, say, 1.3%. Again, that embeds probably a little bit of severance, so maybe not an operating kind of number, but in the ballpark. Right?
JB:	Right. That's correct.
RD:	What do you think is, if you look back in history, what do you think is sort of a normalized operating margin in more normalized times?
JB:	We think normal operating margins for CTG would be between 7-8%. If you look back to the early 90s, that's pretty much what the industry was doing before Y2K went up in the latter part of the 90s. And it depends on what your mix is between staffing and solutions work. We're assuming that ours is going to be about 50/50. Staffing we should at least be able to get a 5% operating margin, and solutions work we should be able to get 10%. So what we see going forward is the margins going up to about 7.5%. And if I had to predict, I guess, where they would be in terms of direct profit and SG&A, our direct profit should go up to probably 28, 29%. The severance that you mentioned, the unusual severance from Europe, actually it reduced the direct profit by about 4/10 of a percent. So right now, it's around 27.3, kind of on a normalized, restated basis. And if Europe were performing more normally, in other words, if we didn't have as much bench, etc., we probably would be around 28%. We think as the solutions business starts to grow in terms of our mix, we'll probably go up to more 29%. And then in terms of the SG&A, currently we're running about 25.5%. We have run in the past, and believe we can in the future, run at a 21-22%ratio. So, that's how you get to the 7-8% operating margin.
RD:	And given what you've done to overhead, today, you know, roughly 250, 255 million in revenues kind of run rate, how much to get to-I assume a lot of that margin is going to be revenue driven. We have kind of got through the break-even point. And then there is leverage to the model. What level of revenue, say, on a 50/50 mix staffing and solutions, do we start seeing numbers, margins like 7-8%?
JB:	I think it would have to be something over 300 million in revenue. It's probably going to take us 2-3 years in a normal market, perhaps, to get back to that.
RD:	Thank you.
Michael Keller, McDonald Investments:	Hi, Jim. Actually, Greg, I missed the cap ex number. If you have that one, it would be helpful.
GD:	The cap was $391,000.
MK:	So you said you added 961 net increase in ash. Do you have the operating cash flow number?
GD:	The operating cash flow for the quarter, is $2,022,000.
MK:	If you could, Jim, we've talked in the past a little bit, in a qualitative fashion anyway, about the impact of the competitive impact of the offshore model. Maybe if you could just give us a brief update. I think it's maybe been a couple quarters since we've talked about this. But, maybe as far as what you're hearing from customers, at least anecdotally, about their desire to move work offshore, about what they're willing to send over there versus what they're not willing to send over there, and maybe also as it regards to the AMO business in particular.
JB:	It's a pretty mixed bag, actually, depending on the size of the customer and their appetite for risk. Clearly, we have seen a lot of the larger companies send their development and integration work over there. And anybody who is [inaudible] program knows that if you're doing development and integration work, and particularly in the software business where there is a very specific specs that you're working off of, once the specs are developed, you should be able to have a program or program in those specs anywhere.
MK:	Right.
JB:	So, that's kind of at one end of the spectrum. The other end of the spectrum that we've seen people try to send over is the application management business. And a lot of that is interacting with the users, making very short, quick changes, kind of on demand. And in the cases that we've seen, that sending offshore has not worked particularly well. Though obviously, the Indian firms are promoting that.
Our strategy, as you know, is to go after the large staffing opportunities in the United States, and particularly from the technology service providers, and then go to market in verticals where the business expertise they can bring is probably more valuable than the costs of the programming, where you know exactly how to do a vendor allowance program, for instance. So you can bring best practices to the customer.
In the AMO area, we have changed actually-this goes back to July of 2001-and retargeted our AMO efforts to mid-tier companies where we don't see much of an appetite for going to India. If you have a relatively small IT department, where they have part of it working in India, it just doesn't function as well. You just don't get the payback. And also, to do transitional outsourcing, for instance, if a customer wants to go to SAP, or needs to move its programmers over to work on the new applications, we will backfill behind them. And often, if it's a fixed project, it's scoped out to only last for a year. We've had some AMOs that were only supposed to last for a year, but started eight years ago and we're still working on them. So, that transition period can be a fairly long period of time. In the smaller companies, and in the transitional outsourcing, we don't see the offshore activity really at all. Because often, when they're doing a transitional, outsourcing the cost of the transition to move it over to India is often fairly high, and it just prohibits it.
MK:	Right. Kills the arbitrage and the labor. Right?
JB:	Right.
MK:	That's helpful. And just to shift gears, any update on the timing as far as when we're going to hear from IBM on the vendor list?
JB:	I suspect it'll be before the end of the year. As we told you before, I think we expect this to be a normal renewal. We've gone through this with IBM many times in the past.
MK:	And finally, just on the tax rate, I guess, it's been 42% now a couple quarters in a row. Just, what is the right way to look at that going forward? I mean, maybe it's a little bit of both, historical and/or peer averages. Is this related to the European business? Or is there something else tweaking that number, or basically, just what should I look for in the next couple of quarters?
JB:	I'm going to ask Greg to answer that one.
GD:	It will go down as our income goes up, obviously. Right now it's being driven along with European influence, also a heavy state influence. So, it might look a bit high-I think you mentioned that it might be running a little bit high. It will run high as we stay closer to the income levels that we're at, and should decrease as we improve income as the years go forward.
JB:	I think if you look back, Mike, historically, we've generally run between 39-40%.
MK:	Right.
JB:	Once the income is up to a more realistic level.
MK:	That's all I had. Thank you.
Jay Wigdale, Lakefront Partners:	Good morning. In your press release, you talked about this health care win being a multi-year contract. Can you, did you, actually generate revenue in the quarter on this contract? And can you disclose or discuss roughly the parameters of the size, and how that would ramp?
JB:	There is probably a three-year contract, if I recall correctly. And we probably hit about half, I think, of the staff on board during the quarter. So, we definitely are adding to the staff in the 4th quarter of the year, so we can benefit in that quarter.
JW:	Can you disclose the size of the contract?
JB:	It was 5.5 million.
JW:	Okay. And then you also talked about a significant engagement on the retail side. Can you also just give an idea on the start date of that, as well as the size and length?
JB:	Sure. There was a small feasibility study, which was probably a couple hundred thousand dollars, in the 2nd quarter of the year. The project itself is going to be a little less than two million. And it started up in the 3rd quarter of the year, and will probably end in the 1st quarter next year.
JW:	And then, in the staffing business, I guess you commented five quarters in a row of improved demand there. Can you comment about the pricing now that, clearly, you've seen a trend there? Has pricing improved at all?
JB:	Unfortunately, I wouldn't call it improved. Last year we were under tremendous pricing pressure. And most companies, I think, had to reduce their prices. Unfortunately, we also had to lower our employees' salaries generally, when we did that. We had a little bit of pressure in the first part of this year, but in the 2nd and 3rd quarter it pretty much abated. We're not hearing any large customers saying that they want significant reductions in their bill rates. And conversely, there is little to no opportunity to raise rates, either. But as I mentioned before, we've pretty much been adjusting people's salaries in tandem with that. So, the margins at least stay about the same.
JW:	And can you maybe just-you commented that your debt's at the lowest level it's been in for quite awhile. Strategically, should we anticipate you getting back in the acquisition game? Or, what is your philosophy going to be at this point as regards to that?
JB:	Well, we're reaching that point. We would like to get our debt virtually paid off before we actually do an acquisition. And at the rate that we've been going, that's going to be in the next couple quarters, most likely, though we had a quarter-we think it's very possible that we will get down to zero between now and maybe the middle of next year.
We do plan on doing acquisitions going forward. As you know, the Elumen acquisition was fairly large: $90 million. And we borrowed about $44 million. So, we wanted to pay that debt down first. We have areas in our verticals now that we would like to augment with acquisition, and we still have other vertical areas where we don't currently have any expertise, but we'd like to perhaps buy a smaller company just to seed the vertical, to get it going.

But it's been a big change for us, because for probably two or three years, if somebody approached us and said, "Are you interested in buying us?" we said "No, we're working on getting our debt down." Since the beginning of the 3rd quarter, we are starting to look at the acquisition targets and selectively saying, "Okay, we'd like to sit down and talk to you on this one."
JW:	Good. Thank you.
Rick D'Auteuil, Columbia Management:	Just a follow-up to the last point. I know the banks to date have had, I think, covenants that have prevented you from looking at buybacks. But as you eliminate the debt, or come close to eliminating it, I would think as you renegotiate the covenants on these things, is that something that you bring to the table? It seems to me like at your valuation, $.25 on a revenue dollar, you're on the inexpensive side of sort of the peer group today. And is that something that would be put on the table in addition to, I guess, bolt-on acquisitions?
JB:	Absolutely. The stock is at a very attractive price. As you mentioned, we're not 100% excluded from making any repurchases of our own stock, but it's very restrictive at the moment. And once we get the debt down so we're essentially in a mode of being zero to a slight amount of debt, the covenants will dramatically change, with more flexibility. It's at an incredibly attractive price right now, and we think it would be accretive to earnings per share to repurchase stock.
RD:	Thank you.
Jay Wigdale, Lakefront Partners:	Just a follow-on to that. What is the debt level to where the bank has you tied up, and why have you not chosen to go and get that waived at this point?
JB:	Well, I'm not sure there is a magic number. I think that if we were to sit down with the banks today, that we could get a lot different covenant than we got a year ago, or two years ago, certainly. I think that the existing bank agreement goes back two years. We do have the ability to make some repurchases under the existing agreement. When we did the loan agreement, we didn't feel that it was imperative that we have a free hand, or a relatively large number. I think that if we approached our existing bank today and said, "Hey, we want to increase the number," they'd allow us to do more. We just haven't done it because, I guess, we have been striving to get the debt down to a relatively low number before we continue in a normal mode of occasionally buying our stock or doing acquisitions.
JW:	And I'm sorry, you may have said this earlier. What percentage of revenue right now is coming out of Europe?
JB:	It generally runs around 15%. In the last quarter, actually.
JB:	I'd like to thank you all for your continued support, and for joining us this morning. Have a great day.